Exhibit 6.13

AMENDING AGREEMENT

TO

EXECUTIVE MANAGEMENT AGREEMENT

THIS AMENDING AGREEMENT TO THE EXECUTIVE MANAGEMENT AGREEMENT (this “Agreement”) is entered into, effective as of December 31, 2016, between Dubuc Motors Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Mario Dubuc(the “Executive”).

Recitals

A.   The Company and Executive entered into an Executive Management Agreement dated August 3, 2017 (the “Management Agreement”).

B.   The Company and the Executive have agreed to amend the Management Agreement waiving all sums due under the Management Agreement to the Executive up to December 31, 2016 and to change the compensation of the Executive to $60,000 per year.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.	Mr. Mario Dubuc agrees to waive all sums due to him under the Management Agreement up to December 31, 2017 and the Company agreed to accept such waiver.

2.	Subparagraph 3(a) of the Management Agreement is replaced with the following paragraph:

(a)	Base Salary. During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $60,000 per annum in accordance with the Company's customary payroll practices (minus all applicable withholdings). Executive's Annual Base Salary for any partial year will be pro-rated based upon the number of days elapsed in such year. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company's and Executive's performance.

3.	General

(a)	All other terms of the Management Agreement will remain the same.

(b)	The Management Agreement remains in full force and effect except as expressly amended by this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DUBUC MOTORS INC.

By:	/s/ Mihalis Kakogiannakis
Mihalis Kakogiannakis, C.O.O

EXECUTIVE

By:	/s/ Mario Dubuc
Mario Dubuc

Amending Agreement	2